Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 3, 2004, is among ARGOSY GAMING COMPANY, a Delaware corporation (the “Company”), PENN NATIONAL GAMING, INC., a Pennsylvania corporation (“Parent”), and THOROUGHBRED ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub each have, in light of and subject to the terms and conditions set forth herein, resolved to deem this Agreement and the transactions contemplated hereby, including the Merger, taken together, advisable and fair to, and in the best interests of, their respective stockholders.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1             The Merger.  At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”).  Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

Section 1.2             Effective Time.  Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing an appropriate Certificate of Merger or other appropriate documents (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, as soon as practicable on the Closing Date (as defined herein).  The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).

Section 1.3             Closing of the Merger.  The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties (the “Closing Date”), which shall be no later than the later to occur of (i) the second business day (or such later date, which shall not in any event be more than five business days after such second business day, as may be required in order to comply with any notices required by the definitive documentation entered into in connection with the Financing (as defined herein)) after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) the Extension Date (as defined herein), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036, or at such other time, date or place as agreed to in writing by the parties hereto.

Section 1.4             Effects of the Merger.  The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5             Certificate of Incorporation and Bylaws.  The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation.  The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law (as defined herein).

Section 1.6             Directors.  The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 1.7             Officers.  The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES

Section 2.1             Conversion of Shares.

(a)           At the Effective Time, each outstanding share of the common stock, par value $0.01 per share, of Merger Sub shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, be converted into one (1) fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)           At the Effective Time, each share of Common Stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (individually, a “Share” and collectively, the “Shares”) (other than (i) Shares held by the Company, (ii) Shares held by Parent, Merger Sub or any other subsidiary of Parent and (iii) any Dissenting Shares (as defined herein)) shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder thereof, be converted into and be exchangeable for the right to receive $47, without interest, in cash (the “Merger Consideration”).  At the Effective Time, the Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing such Share immediately prior to the Effective Time will cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.4.

(c)           At the Effective Time, each Share held by Parent, Merger Sub, any other subsidiary of Parent, or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder thereof, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

(d)           Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to the provisions of Section 262 of the DGCL (“Section 262”), and who complies in all respects with Section 262 (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(b), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262.  At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(b).  The Company shall give Parent (i) prompt notice of any written demands to assert dissenters’ rights that are received by the Company with respect to Shares and (ii) the right to participate in all negotiations and proceedings with respect to any such demands.  The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to or settle any such demands.

Section 2.2             Stock Options.  As soon as practicable following the date of this Agreement, Parent and the Company (or, if appropriate, any committee of the Company Board (as defined herein)  administering the Company’s Employee Stock Option Plan, as amended, or 1993 Director Stock Option Plan (collectively, the “Company Option Plans”)) shall take such action as may be required to effect the following provisions of this Section 2.2.  As of the Effective Time each option to purchase Shares pursuant to the Company Option Plans (each a “Company Stock Option”) which is then outstanding and has not been exercised shall (whether or not fully vested), by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder thereof, be converted into and exchangeable for the right to receive an amount equal to the Merger Consideration in cash, less an amount equal to (a) the exercise price for such Company Stock Option plus (b) any applicable tax withholding amounts.  Notwithstanding the preceding sentence, any Company Stock Option with respect to which the applicable exercise price is greater than or equal to the Merger Consideration shall be fully exercisable prior to the Effective Time in accordance with the terms of the Company Option Plans, and any such Company Stock Option that is not exercised prior to the Effective Time shall be cancelled as of the Effective Time.  The Surviving Corporation shall pay the cash consideration to be paid for the Company Stock Options, via check, as promptly as practicable but, in any event, within ten (10) business days after the Effective Time.

Section 2.3             Exchange Fund.  Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging Shares for the Merger Consideration (the “Exchange Agent”).  Substantially concurrent with the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Shares, the cash payable pursuant to Section 2.1(b) in exchange for outstanding Shares.  The cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

Section 2.4             Exchange Procedures.   As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) (a) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify; and (b) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II.  No interest will be paid or will accrue on any cash payable upon the surrender of the Certificates.  If payment is made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall (i) pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the surrendered Certificate or (ii) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

Section 2.5             No Further Ownership Rights in Company Common Stock.   All cash paid upon conversion of the Shares in accordance with the terms of Article I and this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares.

Section 2.6             Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for one (1) year after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for the Merger Consideration with respect to the Shares formerly represented thereby to which such holders are entitled pursuant to Section 2.1(b) and Section 2.4.  Any such portion of the Exchange Fund remaining unclaimed by holders of Shares five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become subject to the abandoned property Law of any Governmental Entity (as defined herein)) shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

Section 2.7             No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.8             Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis.  Any interest and other income resulting from such investments shall promptly be paid to Parent.

Section 2.9             Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in the form reasonably required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

Section 2.10           Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax (as defined herein) Law.  To the extent that amounts are so deducted and withheld by the Surviving Corporation or Parent, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding were made by the Surviving Corporation or Parent, as the case may be.

Section 2.11           Stock Transfer Books.  The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company.  On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the Shares formerly represented thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company SEC Reports filed prior to the date hereof or (b) the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

Section 3.1             Organization and Qualification; Subsidiaries.

(a)           The Company and each of its subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted and proposed by the Company to be conducted.

(b)           Section 3.1(b) of the Company Disclosure Schedule sets forth a list of all subsidiaries of the Company.  The Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

(c)           Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           The Company has heretofore made available or delivered to Parent accurate and complete copies of the certificate of incorporation and bylaws (or other similar governing instruments), as currently in effect, of the Company and each of its material subsidiaries.

Section 3.2             Capitalization of the Company and Its Subsidiaries.

(a)           The authorized capital stock of the Company consists of: (i) 120,000,000 shares of Company Common Stock, of which 29,491,749 shares were issued and outstanding and no shares of which were held in the Company’s treasury, each as of the close of business on October 29, 2004; (ii) 85 shares of redeemable common stock, par value $.01 per share (“Redeemable Common Stock”), of which no shares are issued and outstanding; and (iii) 10,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”), of which no shares are issued and outstanding.  All of the issued and outstanding Shares have been validly issued and are duly authorized, fully paid, non-assessable and free of preemptive rights.  As of November 1, 2004, 1,324,549 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Option Plans.  Since June 30, 2004, (a) no shares of the Company’s capital stock have been issued other than pursuant to Company Stock Options already in existence on such date, (b) no Company Stock Options have been granted and (c) there has been no declaration or payment of any dividend or other distribution and no repurchase of shares of capital stock of the Company.  Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company; (ii) no securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) no options or other rights to acquire from the Company or any of its subsidiaries, and no obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company; and (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of its subsidiaries or other similar rights (including stock appreciation rights) (collectively, “Company Securities”).  There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.  There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party relating to the voting of any shares of capital stock of the Company.  Section 3.2(a) of the Company Disclosure Schedule sets forth information regarding the current exercise price, date of grant and number granted of Company Stock Options for each holder thereof.

(b)           All of the outstanding capital stock of the Company’s subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as defined herein), other than Permitted Exceptions, or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law).  There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company.  There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company.  For purposes of this Agreement, “Lien” means any mortgage, lien, claim, pledge, charge, limitation on the Company’s or any subsidiary of the Company’s voting rights, security interest or other adverse encumbrance of any kind or nature whatsoever.  There are no outstanding contractual obligations of the Company or any of the Company’s subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary of the Company that is not wholly owned by the Company or to or in any other person.

Section 3.3             Authority Relative to This Agreement; Consents and Approvals.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger and this Agreement, the Company Requisite Vote (as defined herein)).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery by Parent and Merger Sub, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting creditors’ rights generally and general principles of equity.

(b)           The Board of Directors of the Company (the “Company Board”) has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, including the Merger, and has resolved (i) to deem this Agreement and the transactions contemplated hereby, including the Merger, taken together, advisable and fair to, and in the best interests of, the Company and its stockholders and (ii) to recommend that the stockholders of the Company approve and adopt this Agreement.   The Company Board has directed that this Agreement be submitted to the stockholders of the Company for their approval.  The affirmative approval of the holders of Shares representing a majority of the votes that are entitled to be cast by the holders of all outstanding Shares (voting as a single class) as of the record date for the Company (the “Company Requisite Vote”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

Section 3.4             SEC Reports; Financial Statements.  The Company has filed all required forms, statements, reports and documents with the Securities and Exchange Commission (the “SEC”) since January 1, 2003 (each, a “Company SEC Report,” collectively, the “Company SEC Reports”), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933 (the “Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), or both, as the case may be, each as in effect on the dates such Company SEC Reports were filed.  Except as and to the extent amended, modified, restated or revised in any subsequent Company SEC Report filed prior to the date of this Agreement, none of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company, including all related notes and schedules, contained in the Company SEC Reports (the “Company Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present (on a consolidated basis, if applicable) (i) the financial position of the Company as of the dates thereof, and (ii) its results of operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).  Since December 31, 2003 (the “Audit Date”), there has not been any material change, or any application or request for any material change, by the Company in accounting principles, methods or policies for financial accounting or Tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

Section 3.5             No Undisclosed Liabilities.  Except as and to the extent publicly disclosed by the Company in the Company SEC Reports (including the Company Financial Statements) filed prior to the date of this Agreement or as incurred in the ordinary course of business since the Audit Date, none of the Company or any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, whether or not required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of the Company or any of its subsidiaries (in each case including the notes thereto), which have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, there are no related-party transactions or off-balance sheet structures or transactions with respect to the Company or any of its subsidiaries that would be required to be reported or set forth therein pursuant to the Exchange Act or the rules promulgated by the SEC thereunder.

Section 3.6             Absence of Changes.  Except as and to the extent publicly disclosed by the Company in the Company SEC Reports filed prior to the date of this Agreement, since the Audit Date, the business of the Company and each of its subsidiaries has been carried on only in the ordinary course consistent with past practice, and none of the Company or any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which do or which would reasonably be expected to have, and there have been no events, changes or effects with respect to the Company or its subsidiaries which do or which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7             Consents and Approvals; No Violations.

(a)           Except for such filings, permits, authorizations, consents and approvals as may be required by or under, and other applicable requirements of, the Act, the Exchange Act, state securities or blue sky Laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the New York Stock Exchange (the “NYSE”), any Gaming Authority, in connection with any liquor licenses held by the Company or any of its subsidiaries, such filings, permits, authorizations, consents and approvals relating or applicable to Parent or any of its subsidiaries and not the Company or any of its subsidiaries, the filing and recordation of the Certificate of Merger as required by the DGCL or as otherwise set forth in Sections 3.7(a) or (b) of the Company Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, legislative, governmental or regulatory body, agency or authority, including any Gaming Authority (a “Governmental Entity”), is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not and would not reasonably be expected to, individually or in the aggregate, (i) materially impair, materially delay or prevent the performance of this Agreement or the Merger or (ii) materially impair the ability of the Surviving Corporation and its subsidiaries to conduct their respective businesses in a substantially similar manner as conducted by the Company and the Company’s subsidiaries prior to the Effective Time.

(b)           Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien (other than Permitted Exceptions)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation (collectively, “Contracts”) to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) assuming compliance with the matters referred to in Section 3.7(a), violate any Law (including any Gaming Law) applicable to the Company or any of its subsidiaries or any of their respective properties or assets or any Company Permit (as defined herein), except in the case of (ii) or (iii) for violations, breaches or defaults which do not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8             Property.

(a)           Section 3.8(a) of the Company Disclosure Schedule sets forth all of the material real property owned in fee by the Company and its subsidiaries.  Each of the Company and its subsidiaries has good and marketable title to each parcel of real property owned by it, free and clear of all Liens, other than Permitted Exceptions.

(b)           Section 3.8(b) of the Company Disclosure Schedule sets forth all material leases, subleases and other agreements (the “Real Property Leases”) under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property.  Except as would not be reasonably expected to have a Company Material Adverse Effect, each Real Property Lease constitutes the valid and legally binding obligation of the Company or its subsidiary that is a party thereto, as the case may be, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect.  Except as would not be reasonably expected to have a Company Material Adverse Effect, all rents and other sums and charges payable by the Company and its subsidiaries as tenants under the Real Property Leases are materially current and no termination event or condition or uncured default of a material nature on the part of the Company or any such subsidiary or, to the Company’s knowledge, the landlord, exists under any Real Property Lease.  Each of the Company and its subsidiaries has a good and valid leasehold interest in each parcel of material real property leased by it, free and clear of all Liens, other than Permitted Exceptions.

(c)           No party to any Real Property Lease has refused to grant a material consent thereunder within the twelve (12) months prior to the date of this Agreement.  No party to any Real Property Lease has given written notice to the Company or any of its subsidiaries of, or made a claim against the Company or any of its subsidiaries with respect to, any breach or default thereunder, in any such case in which such breach or default does or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           The Company and each of its subsidiaries have good and valid title to each riverboat gaming property owned by it, free and clear of all Liens, other than Permitted Exceptions.  This paragraph (d) does not relate to real property or interests in real property, such items being the subject of paragraphs (a), (b) and (c) of this Section 3.8.

Section 3.9             Litigation.  Except as disclosed in any of the Company SEC Reports filed after January 1, 2004 but prior to the date of this Agreement, there is no claim, action, proceeding or, to the Company’s knowledge, investigation (collectively, “Claim”) pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries or any of their respective properties or assets, including by or before any Governmental Entity, which (a) does or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement.  Except as disclosed in any of the Company SEC Reports filed after January 1, 2004 but prior to the date of this Agreement, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree which does or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10          Compliance with Applicable Law.  The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which do not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The

Company and its subsidiaries and each of their respective “key persons” (as defined under applicable Gaming Law) are in compliance with the terms of the Company Permits, except where the failure to so comply does not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The businesses of the Company and its subsidiaries are not being conducted in violation of any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, compact with any tribe, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity including any Gaming Law (“Law”) applicable to the Company or its subsidiaries, except for violations or possible violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Company’s knowledge, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened, nor, to the Company’s knowledge, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which do not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11           Employee Plans.

(a)           Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all material “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), all material employment, severance, individual consulting, individual compensation or similar agreements, and all material bonus, profit sharing or other incentive compensation, executive compensation, stock option or other stock-related rights, deferred compensation, stock purchase, vacation pay, salary continuation, hospitalization, medical or other health benefits, life insurance or other insurance coverage, workers’ compensation, supplemental unemployment benefits, retirement benefit, retiree welfare benefit coverage, scholarship or other educational assistance, or similar agreements (in each case, whether written or unwritten) for which the Company or any ERISA Affiliate has any obligation or liability (contingent or otherwise) with respect to any current or former employee or current or former director of the Company or any of its subsidiaries (each an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”).  For purposes of this Agreement, “ERISA Affiliate” means any person that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.  None of the Employee Benefit Plans is a multiemployer plan, as defined in Section 3(37) of ERISA (“Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA (“Multiple Employer Plans”), and neither the Company nor any ERISA Affiliate contributes to or has any liability under any Multiemployer Plan.

(b)           True, correct and complete copies of the following documents, to the extent such documents are applicable with respect to each of the Employee Benefit Plans (other than a Multiemployer Plan) have been made available or delivered to Parent by the Company: (i) any plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and schedules thereto; (iii) the most recent Internal Revenue Service (“IRS”) determination letter; (iv) the most recent financial statements and actuarial valuations prepared for such Employee Benefit Plans, if applicable; and (v) the most recent summary plan descriptions.

(c)           To the knowledge of the Company, except as would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect: (i) all material payments required to be made by or under any Employee Benefit Plan, any related trusts, or any collective bargaining agreement or pursuant to Law have been made by the due date thereof (including any valid extension); (ii) the Company and its ERISA Affiliates have timely performed in all material respects all obligations required to be performed by them under any Employee Benefit Plan; (iii) the Employee Benefit Plans have been administered in compliance with their terms and the requirements of ERISA, the Code and other applicable Laws; (iv) there are no actions, suits, arbitrations or claims (other than routine claims for benefit) pending or, to the Company’s knowledge, threatened with respect to any Employee Benefit Plan; and (v) the Company and its ERISA Affiliates have no liability as a result of any “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) for any excise Tax or civil penalty.

(d)           None of the Employee Benefit Plans is subject to Title IV of ERISA.  Neither the Company nor any ERISA Affiliate has any liability under Title IV of ERISA. Neither the Company nor any ERISA Affiliate or any organization to which the Company or any ERISA Affiliate is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the last five (5) years described in Section 4069 of ERISA.

(e)           To the knowledge of the Company, each of the Employee Benefit Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so “qualified” and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and the Company knows of no fact which would adversely affect the qualified status of any such Employee Benefit Plan or the exemption of such trust in each case, in a manner that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)            Except as required by other applicable Law, none of the Employee Benefit Plans provides for continuing retiree health, retiree medical or retiree life insurance coverage for any participant or any beneficiary of a participant.

(g)           No stock or other security issued by the Company forms or has formed a material part of the assets of any Employee Benefit Plan. There are no outstanding restricted shares issued by the Company.

(h)           Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will by itself or in combination with any other event: (i) result in any bonus, retirement, severance or other payment becoming due, or increase the amount of compensation due, to any current or former employee of the Company or any of its subsidiaries; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such material benefits; or (iv) result in any job security or similar benefit or increased such benefit.

(i)            Other than de minimis amounts, there would be no amounts payable under any contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its ERISA Affiliates that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

(j)            The Company and its ERISA Affiliates do not maintain, sponsor or have any liability (contingent or otherwise) with respect to any Employee Benefit Plan outside the United States.

Section 3.12           Labor Matters.

(a)           Section 3.12(a) of the Company Disclosure Schedule sets forth a list of all labor or collective bargaining agreements to which the Company or any subsidiary is party, and except as set forth therein, there are no other labor or collective bargaining agreements which pertain to employees of the Company or any of its subsidiaries.  The Company has made available or delivered to Parent true and complete copies of the labor or collective bargaining agreements listed in Section 3.12 of the Company Disclosure Schedule, together with all amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

(b)           To the Company’s knowledge as of the date hereof, (i) no employees of the Company or any of its subsidiaries are represented by any labor organization; (ii) no labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification; (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and (iv) there are no organizing activities involving the Company or any of its subsidiaries pending with any labor organization or group of employees of the Company or any of its subsidiaries.

(c)           There are no unfair labor practice charges alleging any violation of Section 8 of the National Labor Relations Act, as amended, 29 U.S.C. Section 158, pending or threatened in writing by or on behalf of any employee or group of employees of the Company or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d)           There are no complaints, charges or claims against the Company or any of its subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its subsidiaries other than any such complaints, charges or claims which are not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)           The Company and each of its subsidiaries is in compliance with all Laws relating to the employment of labor, including all such Laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes other than any non-compliance which does not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13           Environmental Matters.

(a)           For purposes of this Section 3.13, “Environmental Law” means any applicable federal, state, local or foreign Law (including common Law), statute, code, rule, regulation, ordinance, or other legal requirement relating to the protection of occupational health or safety or the environment, including natural resources and the protection thereof.  For purposes of this Section 3.13, “Hazardous Materials” means any chemicals, materials, substances or wastes in any amount or concentration which are defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances” or “contaminants” or words of similar import, under any Environmental Law, including petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, or polychlorinated biphenyls.  For purposes of this Section 3.13, “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration of a Hazardous Material into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata).

(b)           (i) The Company and its subsidiaries have obtained and will, as of the Closing, possess all permits, authorizations, consents and approvals required by Environmental Laws for the continued operation of their respective businesses (collectively, “Environmental Permits”), except where the failure to obtain or possess such Environmental Permits would not reasonably be expected to have a Company Material Adverse Effect; (ii) the operations of the Company and its subsidiaries have been and are in compliance with all Environmental Laws and Environmental Permits, except for noncompliance that would not reasonably be expected to have a Company Material Adverse Effect; (iii) there are no Claims pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries alleging the violation of or non-compliance with Environmental Laws, except for Claims which if adversely decided would not reasonably be expected to have a Company Material Adverse Effect; (iv) no Releases of Hazardous Materials have occurred at, from, in, to, on, or under any property currently or formerly owned, operated or leased by the Company or any of its subsidiaries at levels that would reasonably be expected to have a Company Material Adverse Effect; (v) except as would not reasonably be expected to result in a Company Material Adverse Effect, there are no underground storage tanks, active or abandoned or operated or leased by the Company or any of its subsidiaries; (vi) there are no polychlorinated biphenyl-containing equipment or fixtures (excluding lighting fixtures) owned by the Company or any of its subsidiaries, or friable asbestos-containing material at any property currently owned, the presence of which would reasonably be expected to have a Company Material Adverse Effect; (vii) neither the Company nor any of its subsidiaries has transported or arranged for the treatment, storage, handling or disposal of any Hazardous Material to any off-site location that has or could result in a Claim under or relating to any Environmental Law against the Company or any of its subsidiaries, except for Claims which, if adversely decided, would not reasonably be expected to have a Company Material Adverse Effect; and (viii) no facts, circumstances or conditions exist, including without limitation the presence of Hazardous Materials at, in, on or migrating to or from any property currently or formerly owned, operated or leased by the Company or any of its subsidiaries, that would reasonably be expected to result in the Company or its subsidiaries incurring liability under Environmental Laws, which liability would reasonably be expected to have a Company Material Adverse Effect.

(c)           With only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has provided or otherwise made available to Parent copies of all environmental assessments, audits, investigations, analyses, and other such environmental reports relating to the Company or its subsidiaries or any real property currently or formerly owned, operated or leased by the Company or its subsidiaries (“Environmental Reports”) that are in the possession, custody or control of the Company or its subsidiaries or, to the knowledge of the Company, their respective agents or their representatives.

Section 3.14           Tax Matters.

(a)           The Company and each of its subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its subsidiaries is or has been a member, have timely filed all federal income Tax Returns (as defined herein) and all other Tax Returns required to be filed by them, after giving effect to all extensions permitted by applicable Law.  All such Tax Returns are complete and correct in all material respects.  The Company and each of its subsidiaries have paid (or the Company has paid on its subsidiaries’ behalf) all material Taxes shown as due on such Tax Returns.  The most recent consolidated financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements, other than for any Taxes the amount or validity of which are being contested or disputed in good faith.  There are no Liens for Taxes (other than Taxes not yet due and payable and Permitted Exceptions) upon any of the assets of the Company or any of its subsidiaries.  For purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, gaming, wagering, admission, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real property and other property and estimated Taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to Tax or additional amounts imposed by any taxing authority (domestic or foreign).  “Tax Returns” shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

(b)           There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative or other proceedings relating to Taxes or any Tax Returns of the Company or any of its subsidiaries now pending.  To the knowledge of the Company (which, for purposes of this Section 3.14, shall include the actual knowledge of the Company’s tax manager), no material deficiencies or claims for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its subsidiaries, no requests for waivers of the time to assess any Taxes are pending, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority.  No material issues relating to Taxes have been raised in writing by the relevant taxing authority during any pending audit or examination or otherwise.  Neither the Company nor any of its subsidiaries has received a formal and written opinion of Tax counsel or nationally recognized accounting firm with respect to any matter for which the amount of Taxes in question exceeds $250,000 for any taxable period with respect to which the applicable statute of limitations has not yet expired (taking into account any applicable extensions).

(c)           None of the Company or any of its subsidiaries is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(d)           Since January 1, 2001, neither the Company nor any of its subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

Section 3.15           Material Contracts.

(a)           The Company has heretofore made available to Parent true, correct and complete copies of all written Contracts (and all material amendments, modifications and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its subsidiaries is a party or by which any of its properties or assets are bound that are either filed (including through incorporation by reference) as an exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 of the Company, or otherwise that are material to the business, properties or assets of the Company and its subsidiaries taken as a whole, including, without limitation, all: (i) material employment, severance, personal services, consulting, non-competition or indemnification contracts (including, without limitation, any contract to which the Company or any of its subsidiaries is a party involving employees of the Company); (ii) material contracts granting a right of first refusal or first negotiation; (iii) partnership or joint venture agreements; (iv) agreements for the acquisition, sale or lease of material properties or assets of the Company or any of its subsidiaries (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 2001; (v) material contracts or agreements with any Governmental Entity; (vi) material loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by the Company or any of its subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred; (vii) agreements that purport to materially limit, curtail or restrict the ability of the Company or any of its subsidiaries to engage or compete in any geographic area or line of business; (viii) contracts or agreements with a duration of one year or more which require payments by the Company and its subsidiaries in excess of $1 million annually; (ix) contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof; and (x) commitments and agreements to enter into any of the foregoing (collectively, the “Material Contracts”).

(b)           Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  There is no default under any Material Contract so listed either by the Company or, to the Company’s knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Company’s knowledge, any other party, in any such case in which such default or event does or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16           Intellectual Property.

(a)           For purposes of this Agreement, “Intellectual Property” means all (i) trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, certification rights, and service marks, including all goodwill associated with all of the foregoing, and all applications, registrations and renewals in connection with all of the foregoing, in any jurisdiction; (ii) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent rights, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii)

trade secrets, know-how, confidential information, and other proprietary rights and information; (iv) copyrights and works of authorship, whether copyrightable or not, and all applications, registrations and renewals in connection therewith, in any jurisdiction; (v) mask works and all applications, registrations and renewals in connection therewith, in any jurisdiction; (vi) Internet domain names; (vii) databases; and (viii) other similar intellectual property.

(b)           The Company and its subsidiaries own or possess adequate licenses or other valid rights to use (in each case, free and clear of any Liens (other than Permitted Exceptions)) all material Intellectual Property used in connection with the business of the Company and its subsidiaries as currently conducted other than as would not be reasonably expected to have, individually or on the aggregate, a Company Material Adverse Effect.

(c)           To the Company’s knowledge, the use by the Company of any Intellectual Property owned by the Company and its subsidiaries does not infringe upon or otherwise violate the rights of any person other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           The use by the Company of any Intellectual Property owned by any other person is in accordance with any applicable license granted by such person (or any person authorized by such person) pursuant to which the Company or any of its subsidiaries acquired the right to use such Intellectual Property other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)           To the Company’s knowledge, no person is challenging, infringing upon or otherwise violating any right of the Company or any of its subsidiaries with respect to, and neither the Company nor any of its subsidiaries has made any material claim of a violation or infringement by others of, any Intellectual Property owned by and/or licensed to the Company or its subsidiaries other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)           Neither the Company nor any of its subsidiaries has received any written notice of any assertion or claim, pending or not, with respect to any Intellectual Property used by the Company or its subsidiaries other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)           To the Company’s knowledge, no Intellectual Property owned by and/or licensed to the Company or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17           Opinion of Financial Advisor.  Morgan Stanley & Co. Incorporated (the “Company Financial Advisor”) has delivered to the Company Board its opinion, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the holders of Shares from a financial point of view.

Section 3.18           Brokers.  No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates.

Section 3.19           Takeover Statutes.  The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby (the “Covered Transactions”) are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws and regulations of any state (collectively, “Takeover Statutes”), including, without limitation, Section 203 of the DGCL, or any antitakeover provision in the Company’s certificate of incorporation and bylaws.

Section 3.20           Noncompetition Agreements.  To the knowledge of the Company, none of the Company’s officers or key employees is a party to any agreement that restricts such officer or key employee from acting as an officer or employee of an entity engaged in any business engaged in by the Company or any of its subsidiaries, except for those restrictions which do not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (a) the Parent SEC Reports filed prior to the date hereof or (b) the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1             Organization.

(a)           Parent and each of its subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted or proposed by Parent to be conducted.

(b)           Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2             Authority Relative to This Agreement.

(a)           Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting creditors’ rights generally and general principles of equity.

(b)           The Boards of Directors of Parent (the “Parent Board”) and Merger Sub and Parent as the sole stockholder of Merger Sub have duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby.

Section 4.3             Consents and Approvals; No Violations.  Except for such filings, permits, authorizations, consents and approvals as may be required by or under, and other applicable requirements of, the Act, the Exchange Act, state securities or blue sky Laws, the HSR Act, the Nasdaq Stock Market, Inc. (“Nasdaq”), any Gaming Authority, such filings, permits, authorization, consents and approvals relating or applicable to the Company or any of its subsidiaries and not Parent or any of its subsidiaries, the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not and would not reasonably be expected to, individually or in the aggregate, materially impair, materially delay or prevent the performance of this Agreement or the Merger.  Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub or any of Parent’s subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien (other than Permitted Exceptions)) under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub or any of Parent’s subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any Law (including any Gaming Law) applicable to Parent or Merger Sub or any of Parent’s subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which do not or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4             SEC Reports; Financial Statements.  Parent and each of its subsidiaries that files forms, reports and documents with the SEC have filed all required forms, statements, reports and documents with the SEC since the later of January 1, 2003 or the date on which any such filing obligation arose (each, a “Parent SEC Report” and collectively, the “Parent SEC Reports”), each of which has complied in all material respects with all applicable requirements of the Act, the Exchange Act, or both, as the case may be, each as in effect on the dates such Parent SEC Reports were filed.  Except as and to the extent amended, modified, restated or revised in any subsequent Parent SEC Report filed prior to the date of this Agreement, none of the Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Parent and its subsidiaries, including all related notes and schedules, contained in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present (on a consolidated basis, if applicable) (i) the financial position of Parent or its subsidiary providing the financial statements, as applicable, as of the dates thereof, and (ii) its results of operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).  Since the Audit Date, there has not been any material change, or any application or request for any material change, by Parent or any of its subsidiaries, in accounting principles, methods or policies for financial accounting or Tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

Section 4.5             Litigation.  Except as disclosed in any of the Parent SEC Reports filed after January 1, 2004 but prior to the date of this Agreement, there is no Claim pending or, to Parent’s knowledge, threatened against Parent or any of its subsidiaries or any of their respective properties or assets, including by or before any Governmental Entity, which (a) does or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement.

Section 4.6             Compliance with Applicable Law.  Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which do not or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and its subsidiaries and each of their respective “key persons” (as defined under applicable Gaming Law) are in compliance with the terms of the Parent Permits, except where the failure to so comply does not or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  The businesses of Parent and its subsidiaries are not being conducted in violation of any Law applicable to Parent or its subsidiaries, except for violations or possible violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  To Parent’s knowledge, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or threatened, nor, to Parent’s knowledge, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which Parent reasonably believes do not or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7             Brokers.  No broker, finder or investment banker (other than Bear, Stearns & Co. Inc. and Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other advisory fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their affiliates.

Section 4.8             Financing.  Parent has obtained a written commitment (the “Commitment Letter”) from Deutsche Bank Trust Company Americas, Deutsche Bank Securities, Inc., Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Lehman Commercial Paper Inc. (collectively, the “Financing Sources”) to provide financing in connection with the Merger and the other transactions contemplated by this Agreement, a true and correct copy of which has been provided by Parent to the Company.  As of the date of this Agreement, the Commitment Letter has not been amended and is in full force and effect.  As of the date of this Agreement and other than as may be deemed to exist as a result of Parent’s rights set forth in Section 6.17(b), Parent does not know of any facts that would reasonably be expected to, individually or in the aggregate, materially impair, materially delay or prevent the consummation of the financing contemplated by the Commitment Letter or that would cause the funds to be provided by the Financing Sources under the Commitment Letter to be insufficient to fund Parent’s and Merger Sub’s obligations under this Agreement or as otherwise required or contemplated by or under the Commitment Letter.

ARTICLE V

COVENANTS RELATED TO CONDUCT OF BUSINESS

Section 5.1             Conduct of Business of the Company.  Except as contemplated by this Agreement or Section 5.1 of the Company Disclosure Schedule, or to the extent prohibited or required by any Gaming Authority or to the extent a prior approval of a Gaming Authority is required to agree to the undertaking, during the period from the date hereof to the Effective Time, the Company will use reasonable best efforts and will cause each of its subsidiaries to use reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice (including with respect to its capital maintenance programs) and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact the current business organizations of the Company and each of its subsidiaries, keep available the service of the current officers and employees of the Company and each of its subsidiaries and preserve the Company’s and its subsidiaries’ relationships with customers, suppliers and all others having business dealings with the Company or any of its subsidiaries.  Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in Section 5.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, and the Company will not permit any of its subsidiaries to, without the prior written consent of Parent which consent shall not be unreasonably withheld or delayed:

(a)           adopt any amendment to the certificate of incorporation or bylaws (or other similar governing instruments) of the Company or any of its subsidiaries;

(b)           authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance or sale of Shares pursuant to outstanding Company Stock Options;

(c)           (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries;

(d)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

(e)           alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its material subsidiaries (other than through the Merger);

(f)            (i) incur, assume or prepay any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit, any such actions taken in the ordinary course of business consistent with past practice, and the incurrence or increase in obligations among the Company and its direct or indirect wholly owned subsidiaries; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice, and except for the incurrence or increase in obligations among the Company and its direct or indirect wholly owned subsidiaries; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to the direct or indirect wholly owned subsidiaries of the Company, or customary loans or advances to employees in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) other than in the ordinary course of business, mortgage or pledge any of its or any of its subsidiaries’ material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon, other than Permitted Exceptions, and except for the incurrence or increase in obligations among the Company and its direct or indirect wholly owned subsidiaries;

(g)           except (i) as may be required by Law, (ii) as contemplated by this Agreement, (iii) for changes in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company, (iv) as required under existing agreements, or (v) for the stay bonuses set forth in Section 5.1(g) of the Company Disclosure Schedule, enter into, adopt or amend or terminate any Employee Benefit Plan or any other bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof;

(h)           acquire, sell, lease, license, transfer, pledge, encumber or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any assets, including capital stock of the Company’s subsidiaries, outside the ordinary course of business consistent with past practice or any assets, including capital stock of the Company’s subsidiaries, which in the aggregate are material to the Company and its subsidiaries taken as a whole;

(i)            except as may be required as a result of a change in Law or in GAAP, change in any material adverse respect any accounting principles, policies or practices of the Company or any of its subsidiaries;

(j)            other than acquisitions having an aggregate purchase price of not more than $15 million and which do not require approval of a Gaming Authority, acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

(k)           other than in the ordinary course of business and consistent with past practice, make or revoke or otherwise modify any Tax election (including any election pertaining to net operating losses) or settle or compromise any Tax liability, in each case material to the Company and its subsidiaries taken as a whole, or change or make a request to any taxing authority to change in any adverse manner any material aspect of its method of accounting for Tax purposes;

(l)            pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice;

(m)          terminate prior to its scheduled termination, cancel or request any material change in, or agree to any material change in, any Material Contract, or enter into any Contract that would be a Material Contract if entered into as of the date hereof, in either case other than in the ordinary course of business consistent with past practice; or make or agree to make any capital expenditure, other than capital expenditures that are made in the ordinary course of business consistent with past practice and that are made substantially in accordance with the levels (in dollars), categories and timing for capital expenditures contained in the 2004 capital expenditure budgets provided to Parent and, with respect to capital expenditures made in 2005, such capital expenditures will be consistent with the Company’s past practices and operating strategy and will in no event exceed the amounts set forth in Schedule 5.1(m);

(n)           except as otherwise required by Law, enter into or modify in any material respect any collective bargaining agreement;

(o)           enter into any new agreement or arrangement or amend any existing agreement or arrangement with any Affiliate of the Company that would be required to be disclosed pursuant to the Exchange Act or the rules promulgated by the SEC thereunder; or

(p)           take, propose to take or agree in writing or otherwise to take or authorize to take any of the actions described in Sections 5.1(a) through 5.1(o).

Section 5.2             Access to Information.

(a)           Between the date hereof and the Effective Time, the Company (i) will give Parent and Merger Sub and their authorized representatives (including counsel, financial advisors, accountants, auditors, financing sources and representatives of financing sources) reasonable access upon reasonable notice during normal business hours or other mutually agreeable times to all employees, accountants, auditors, casinos, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, (ii) will permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require and (iii) will cause the Company’s officers and those of its subsidiaries to furnish Parent and Merger Sub promptly with such financial and operating data and other information with respect to the business, properties, personnel (including with respect to labor relations and union organizing activities) or other aspects of the Company and its subsidiaries as Parent or Merger Sub may from time to time reasonably request, including in the case of (i), (ii) and (iii), promptly providing such access, inspections and financial operating data and other information (including projections) reasonably requested by Parent in connection with its efforts to consummate the Financing, provided that no investigation pursuant to this Section 5.2(a) shall affect or be deemed to modify any of the representations or warranties made in this Agreement, and provided further that the Company and its subsidiaries may withhold (A) as and to the extent necessary to avoid contravention or waiver, any document or information the disclosure of which would violate any Contract or any applicable Law or would result in the waiver of any legal privilege or work-product privilege or (B) with notice to counsel to Parent, such portions of documents or information that its outside counsel advises should not be disclosed in order to ensure compliance with any Gaming Law or Antitrust Law (as defined herein).

(b)           Between the date hereof and the Effective Time, the Company shall furnish to Parent and Merger Sub (i) within the earlier to occur of ten (10) business days after the delivery thereof to management or twenty-nine (29) days after the end of the month for which such internal monthly financial statements and data pertain, such internal monthly financial statements and data as are regularly prepared by the Company for distribution to the Company’s executive management, and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company’s SEC filings, which (in the case of this clause (ii)) shall be in accordance with the books and records of the Company.

(c)           The parties shall comply with, and shall cause their respective representatives to comply with, all of their respective obligations under that certain Confidentiality Agreement entered into between the Company and Parent dated October 4, 2004 (the “Confidentiality Agreement”) in connection with the information furnished pursuant to this Agreement; provided that from and after the receipt of the Company Requisite Vote, the Company waives the provisions of the Standstill (as defined in the Confidentiality Agreement) to the extent necessary to permit Parent or any subsidiary of Parent to make purchases (in the open market, by tender offer or otherwise) of outstanding debt securities of the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1             Stockholder Meeting.  Subject to Section 6.6, the Company shall take all lawful action to (a) cause its annual meeting of stockholders or a special meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and (b) solicit proxies from its stockholders to obtain the Company Requisite Vote for the approval and adoption of this Agreement.  Subject to Section 6.6, the Company Board shall recommend approval and adoption by the Company’s stockholders of this Agreement.

Section 6.2             Preparation of the Proxy Statement.  The Company will, as expeditiously as practicable after the execution of this Agreement, but in no event later than fifteen (15) calendar days from the date hereof in connection with its initial filing, prepare and file with the SEC the proxy statement and any amendments or supplements thereto relating to the Company Stockholder Meeting to be held in connection with the Merger (the “Proxy Statement”).  Parent and Merger Sub shall cooperate with the Company in the preparation and filing of the Proxy Statement.  The Company will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement prior to filing.  The Company shall use its best efforts to have the Proxy Statement cleared by the SEC as promptly thereafter as practicable.  The Company shall, as expeditiously as practicable after the receipt thereof, provide to Parent copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement received from the staff of the SEC and (subject to its obligation in the next sentence) to respond to such comments as expeditiously as practicable.  The Company will provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing with the SEC and will provide Parent with a copy of all such filings with the SEC.  The Company will use its  best efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date.

Section 6.3             Company Information Supplied.  The Company covenants that the Proxy Statement will not, at the date mailed to stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Effective Time any event with respect to the Company, its officers or directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company.  The Proxy Statement, insofar as it relates to the Company Stockholder Meeting, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

Section 6.4             Parent and Merger Sub Information Supplied.  Each of Parent and Merger Sub covenants that none of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the date mailed to stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Effective Time any event with respect to Parent, its officers or directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly so advise the Company of such event in sufficient detail to allow the Company to prepare and file any such amendment or supplement.

Section 6.5             Efforts; Cooperation.

(a)           Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby (including the Financing), including, without limitation, to (i) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby (including the Financing), and (ii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger and the other transactions contemplated hereby (including the Financing) required under (A) the Act, the Exchange Act, any other applicable federal or state securities or blue sky Laws, (B) the HSR Act, (C) the DGCL, (D) any other applicable Law, (E) any Gaming Laws applicable to such party and (F) the rules and regulations of the NYSE and/or Nasdaq.  The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and, except as required by Law, none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document.  No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger and the other transactions contemplated hereby at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.  In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, as promptly as practicable all other actions consistent with this Section 6.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)           Without limiting the generality of Section 6.5(a), each of Parent and the Company shall (i) cooperate in all material respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; and (ii) keep the other party promptly informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby.  For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)           Without limiting the generality of Section 6.5(a), each of Parent and the Company shall use its reasonable best efforts to, as promptly and expeditiously as practicable, (i) file all required applications for Parent and all “key persons” (as defined under applicable Gaming Laws) to obtain the necessary approvals from all applicable Gaming Authorities in order to consummate the transactions contemplated hereby (including the Financing); and (ii) request an accelerated review from such Gaming Authorities in connection with such filings.

(d)           In furtherance and not in limitation of the covenants of the parties contained in Sections 6.5(a), (b) and (c), each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other person with respect to the transactions contemplated hereby under any Antitrust Law or Gaming Law or by any Gaming Authority.  In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, Gaming Law or the rules and regulations of any Gaming Authority, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to, as promptly as practicable, contest and resist any such action or proceeding, to limit the scope or effect of any proposed action of, or remedy sought to be obtained or imposed by, any Gaming Authority, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.5 shall (i) limit a party’s right to terminate this Agreement pursuant to Article VIII so long as such party has up to then complied in all material respects with its obligations under this Section 6.5, or (ii) require Parent to (A) dispose of or hold separate any part of its or the Company’s businesses or operations (or a combination of Parent’s and the Company’s businesses or operations), (B) agree not to compete in any geographic area or line of business or (C) remove or replace any “key person” (as defined under applicable Gaming Laws), except that Parent shall be required in furtherance of its obligations to take, or commit to take, the actions referred to in this clause (ii) and any other actions to the extent that doing so would not have, or be  reasonably likely to have, a Parent Material Adverse Effect.  For the avoidance of doubt, the parties acknowledge and agree that any trust arrangement that may be required by a Gaming Authority as a result of the potential holding of multiple licenses by Parent, the Surviving Corporation or their respective subsidiaries following the Effective Time shall not in and of itself be deemed to constitute a Parent Material Adverse Effect.  The Company will cooperate in taking any action required to be taken by any Governmental Entity in connection with the transactions contemplated hereby that is within its control and that Parent reasonably requests the Company to take so long as the effectiveness of such action is conditioned on the consummation of the Merger; provided that the Company shall not be required to take any actions that, individually or in the aggregate, would in the reasonable judgment of the Company result in a negative impact on the business of the Company or any of its subsidiaries if the Merger is not consummated.

(e)           Without limiting the generality of Section 6.5(a), the Company shall not enter into any material consensual restriction (including any consensual encumbrance on any of its assets) that would be violated by the financing contemplated by the Commitment Letter (the “Financing”) or that would prohibit the Company or its subsidiaries from entering into the guarantees or granting the Liens on their respective assets contemplated thereby (other than any restrictions or encumbrances relating to the Existing Target Facilities (as defined in the Commitment Letter) or the Existing Target Notes (as defined in the Commitment Letter) or any other indebtedness of the Company or any of its subsidiaries to be repaid in conjunction with the Transaction (as defined in the Commitment Letter) as contemplated by the Commitment Letter), and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts to consummate the Financing.  Such reasonable best efforts shall include, to the extent reasonably requested by Parent, (i) providing direct contact between prospective lenders and the officers and directors of the Company and its subsidiaries, (ii) providing assistance in preparation of confidential information memoranda, preliminary offering memoranda and other materials to be used in connection with obtaining the Financing, (iii) providing assistance in obtaining any consents of third parties necessary in connection with the Financing, (iv) providing assistance in extinguishing existing indebtedness of the Company and its subsidiaries and releasing liens securing such indebtedness, in each case to take effect at the Effective Time, (v) cooperation with respect to matters relating to pledges of collateral to take effect at the Effective Time in connection with the Financing, (vi) using its reasonable best efforts to assist Parent in obtaining legal opinions to be delivered by counsel to Parent in connection with the Financing, (vii) using its reasonable best efforts to provide the financial information necessary for the satisfaction of the obligations and conditions set forth in the Commitment Letter within the time periods required thereby and (viii) using its reasonable best efforts to notify Parent of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement which is qualified as to materiality to be untrue or inaccurate, or any representation or warranty not so qualified to be untrue or inaccurate in any material respect, at or prior to the Effective Time.  All out-of-pocket expenses incurred by the Company or any of its subsidiaries in connection with their respective obligations pursuant to this Section 6.5(e) shall be borne (or reimbursed promptly following demand therefor) by Parent.  Parent and Merger Sub acknowledge and agree that no representation, warranty, covenant or agreement of the Company contained in this Agreement shall be inaccurate or breached or deemed inaccurate or breached, and no condition shall be deemed not satisfied, as a result (in whole or in part) of any action taken or not taken by the Company or any of its subsidiaries pursuant to this Section 6.5(e).

(f)            The parties acknowledge and agree that Section 6.5(e) shall not (i) require the Company or any of its subsidiaries to enter into a loan agreement, note purchase agreement, registration rights agreement, indenture or any other Contract, (ii) require the Company, any of its subsidiaries or any of their respective officers or directors to commence or take any other action with respect to any tender offer for, or any consent solicitation with respect to, any debt securities of the Company (other than ministerial actions, including facilitating access to the trustee with respect to, or providing a list of the holders of, any such debt securities), (iii) require the Company or any of its subsidiaries to file with the SEC, or require any officer or director of the Company or any of its subsidiaries to execute, any registration statement or other form, report or document prior to the Effective Time, (iv) require counsel to the Company to deliver any legal opinion in connection with the Financing (it being understood that this Section 6.5(f)(iii) shall not prohibit Parent from retaining such counsel to act on its behalf in connection with the Financing), (v) require the Company or any of its subsidiaries, or any officer, director, employee, counsel or adviser thereof, to make any representation or warranty, incur any liability or provide for any indemnification or expense reimbursement in connection with the Financing prior to the Effective Time, (vi) require the Company or any of its subsidiaries to take any action that, individually or in the aggregate would, or would reasonably be expected to, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Contract to which the Company or any of its subsidiaries is party or by which any of them or any of their respective properties or assets is bound, (vii) require the Company or any of its subsidiaries to take any action that, in the reasonable judgment of the Company, is not commercially reasonable or necessary to consummate the Financing, (viii) require the Company or any of its subsidiaries to take any actions that, individually or in the aggregate, would in the reasonable judgment of the Company result in a negative impact on the business of the Company or any of its subsidiaries if the Merger is not consummated or (ix) in any manner limit or restrict the ability of the Company and its subsidiaries to conduct their respective businesses in the ordinary course of business consistent with past practice.

Section 6.6             Acquisition Proposals.

(a)           From the date hereof until the termination hereof and except as expressly permitted by the following provisions of this Section 6.6, the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director, employee or agent of, or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly: (i) initiate, solicit or encourage any inquiries, offers or proposals that constitute, or may reasonably be expected to lead to, a proposal or offer for (x) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction, involving the Company or any of its subsidiaries whose assets represent twenty (20%) percent or more of the assets or earning power of the Company and its subsidiaries, taken as a whole, (y) any sale, lease, exchange, transfer or other disposition, in a single transaction or series of related transactions, of assets representing twenty percent (20%) or more of the assets or earning power of the Company and its subsidiaries, taken as a whole, or (z) any sale of shares of capital stock representing, individually or in the aggregate, twenty percent (20%) or more of the voting power of the Company other than to the Company or any subsidiary of the Company, including, without limitation, by way of a tender offer or exchange offer by any person (other than the Company or a subsidiary of the Company) for shares of capital stock representing twenty percent (20%) or more of the voting power of the Company (any of the foregoing inquiries, offers or proposals being (other than the Merger and the other transactions contemplated herein) referred to in this Agreement as an “Acquisition Proposal”); (ii) participate in any discussions or negotiations concerning, or provide to any person any information or data relating to the Company or any subsidiary of the Company for the purposes of making, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal; or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that, subject to the Company’s compliance with this Section 6.6, nothing contained in this Section 6.6 or elsewhere in this Agreement shall prevent the Company or the Company Board from, prior to receipt of the Company Requisite Vote, (A) entering into a definitive agreement providing for the implementation of a Superior Proposal if the Company or the Company Board is concurrently terminating this Agreement pursuant to Section 8.3(a), (B) furnishing non-public information to, entering into customary confidentiality agreements with, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal to the Company or its stockholders, if the Company Board determines in its good faith reasonable judgment after consultation with the Company Financial Advisor or other nationally-recognized independent financial advisors that such Acquisition Proposal, if accepted, constitutes, or is reasonably likely to lead to or result in, a Superior Proposal, (C) taking and disclosing to its stockholders a position with respect to such Acquisition Proposal contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure to its stockholders, or (D) taking any nonappealable, final action ordered to be taken by the Company by any court of competent jurisdiction.  The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, and will promptly inform the individuals or entities referred to in the first sentence of this Section 6.6(a) of the obligations undertaken in this Section 6.6.

(b)           The Company shall (i) promptly (and in any event no later than forty-eight (48) hours after receipt by the Company Board or a senior executive officer of the Company) notify Parent orally and in writing after receipt by the Company (or its advisors) of any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make, or which may reasonably be expected to lead to, an Acquisition Proposal, including the material terms and conditions thereof and the identity of the person making it, (ii) promptly (and in any event no later than forty-eight (48) hours after receipt by the Company Board or a senior executive officer of the Company) notify Parent orally and in writing after receipt of any request for non-public information relating to it or any of its subsidiaries or for access to its or any of its subsidiaries’ properties, books or records by any person that, to the Company’s knowledge, may be considering making, or has made, an Acquisition Proposal, and (iii) receive from any person that may make or has made an Acquisition Proposal and that requests non-public information relating to the Company and/or any of its subsidiaries, an executed confidentiality letter in reasonably customary form and containing terms that are as stringent in all material respects as those contained in the Confidentiality Agreement prior to delivery of any such non-public information.  Oral notice shall be deemed given by making a telephone call to Thomas H. Kennedy at (212) 735-2526 and speaking with him directly or leaving a voice mail message (in which case a voice mail message shall also be left with David Reamer at (213) 687-5052) or to such other person and telephone number as may be directed in writing by Parent.  Written notice shall be deemed given to Parent upon notice to Parent in accordance with Section 9.3.

(c)           The Company Board will call the Company Stockholder Meeting in accordance with Section 6.1 and will not fail to make, withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, its approval or recommendation of this Agreement or the Merger (“Board Recommendation”) unless in any such case the Company Board determines in good faith after consultation with its counsel that failure to take such action would present a reasonable probability of violating its fiduciary duties under applicable Law.

Section 6.7             Public Announcements.  The parties contemplate the issuance of a joint press release with respect to the announcement of this Agreement.  Each of Parent, Merger Sub and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by any applicable Gaming Authority, Governmental Entity or Law or by obligations pursuant to any listing agreement with or rules and regulations of the NYSE or Nasdaq, as determined by the Company, Parent or Merger Sub, as the case may be, in which case the issuing party shall use its reasonable best efforts to consult with the other parties before issuing any such release or making any such public statement.  Without limiting the foregoing, the Company will not publicly disclose any guidance concerning the expected earnings or other performance of the Company or any of its subsidiaries; provided, however, that (i) the Company shall publicly disclose that it is no longer providing such guidance as a result of the requirements of this Section 6.7 and shall be permitted to provide guidance if, based on the advice of outside legal counsel, the provision of such guidance is required or advisable under applicable Law and (ii) the Company shall otherwise be permitted to communicate with the financial markets (including by speaking with analysts and releasing information with respect to its historical results).

Section 6.8             Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, Parent shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the parties hereto (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all losses, expenses (including reasonable attorneys’ fees and expenses), Claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director or officer of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement.  In the event of any such loss, expense, Claim, damage or liability (whether or not arising before the Effective Time), (i) Parent shall pay the reasonable fees and expenses of counsel selected by such Indemnified Party, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by applicable Law and upon receipt of any affirmation and undertaking required by applicable Law, (ii) Parent will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law and Parent’s articles of incorporation or bylaws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

(b)           After the Effective Time, Parent shall cause to be maintained in effect a policy of directors’ and officers’ liability insurance providing tail coverage for the benefit of those persons who are covered by a directors’ and officers’ liability insurance policy maintained by the Company at the Effective Time for the maximum term and coverage (not to exceed the coverage amount provided by the Company’s policy that was effective on October 29, 2004) that can be obtained for the payment of an aggregate premium cost to Parent not greater than three hundred fifty percent (350%) of the annual premium payable by the Company for its directors’ and officers’ liability insurance that was effective as of October 29, 2004, the amount of coverage and term of such policy to be advised by the Company to Parent.

(c)           In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.8.

(d)           To the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification and advancement of expenses now existing in favor of the employees, agents, directors or officers of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, all of which the Company represents are listed in Section 6.8 of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time.

(e)           The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 6.9             Employee Matters.

(a)           Parent will cause the Surviving Corporation to honor and assume the obligations of the Company or any of its subsidiaries as of the Effective Time under the provisions of all employment, bonus, consulting, termination, severance, change in control, collective bargaining agreements, and indemnification agreements between and among the Company or any of its subsidiaries and any current or former officer, director, consultant or employee of the Company or any of its subsidiaries; provided, however, that this Section 6.9 shall not be construed to limit Parent’s or the Surviving Corporation’s ability to amend or terminate any such agreement to the extent permitted by Law and the terms of each such agreement.

(b)           Following the Effective Time and for a period of twelve (12) months thereafter, Parent shall provide or shall cause the Surviving Corporation to provide, to all individuals who are employees of the Company at the Effective Time and whose employment will continue following the Effective Time (the “Assumed Employees”) with base salary and bonus opportunity no less favorable than that in effect immediately prior to the Effective Time and (i) employee benefits that are no less favorable, in the aggregate, as Parent provides to similarly-situated employees of Parent; (ii) benefits that are no less favorable, in the aggregate, to those of the Company as in effect immediately prior to the Effective Time; or (iii) a combination of clauses (i) and (ii); provided that such employee benefits are no less favorable, in the aggregate, than those in effect for the Assumed Employees immediately prior to the Effective Time.  Following the Effective Time, each Assumed Employee shall receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for all periods of employment with the Company and its Affiliates and predecessors thereto prior to the Effective Time under any employee benefit plan of Parent or its Affiliates in which such employee is eligible to participate after the Effective Time, to the extent such credit was given under the corresponding Employee Benefit Plan.  Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Assumed Employee or the funding of any such benefit.  Parent and the Surviving Corporation will cause all (A) pre-existing conditions and proof of insurability provisions, for all conditions covered by Parent’s plan in which Assumed Employees participate that such Assumed Employees and their covered dependents have as of the Effective Time, and (B) waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived in the case of clause (A) and clause (B) with respect to Assumed Employees to the same extent waived or satisfied under the Employee Benefit Plans.  Parent or the Surviving Corporation will cause any eligible expenses incurred by an Assumed Employee and his or her covered dependents during the portion of the plan year of the Employee Benefit Plan ending on the date such employee’s participation in such plan ended to be accounted for in the corresponding new or existing employee benefit plan of Parent or its Affiliates for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new or existing employee benefit plan.

(c)           Parent and the Surviving Corporation will give each Assumed Employee credit, for purposes of Parent’s and the Surviving Corporation’s vacation and/or other paid leave benefit programs, for such employee’s accrued and unpaid vacation and/or paid leave balance as of the Effective Time.

(d)           Nothing contained in this Agreement is intended to (i) confer upon any Assumed Employee any right to continued employment after the Effective Time or (ii) prevent Parent or the Surviving Corporation from reserving the right to amend, modify or terminate any of their respective benefit plans.

(e)           Parent and the Surviving Corporation will cause the severance benefits described in the following sentence to be provided to any Assumed Employee who would have been eligible for severance benefits under the Company’s Corporate and Key Employee Severance Plan or the Alton Belle Casino Reduction in Force or Job Elimination Salary & Benefits Continuation, in accordance with the terms of such plans as of the date of this Agreement, if such Assumed Employee has a qualifying termination during the twelve-month period following the Effective Time.  The severance benefits provided shall be no less favorable than those currently provided to a similarly situated employee under such plans.  Notwithstanding the preceding two sentences, the Company shall not designate any additional individuals as Key Employees under the Corporate and Key Employee Severance Plan after the execution of this Agreement, except with respect to individual employees hired after the date hereof.

(f)            Parent and the Surviving Corporation will cause to be paid to any individual who is an employee of the Company as of the Effective Time and ceases to be an employee of Parent or any of its subsidiaries within twelve months following the Effective Time, to the extent not paid as of the date such individual ceased to be so employed, (i) such individual’s full bonus under the Company’s annual cash bonus plan for the preceding fiscal year and (ii) if the Effective Time occurs on or after April 1, 2005 and such individual ceased to be so employed because such individual was terminated by Parent or any of its subsidiaries, a pro rata portion of such individual’s target bonus under the Company’s annual cash bonus plan for the fiscal year in which such individual was terminated.

(g)           As of the Effective Time, Parent and the Surviving Corporation will cause to be paid to each employee who is a participant in the Company’s Long Term Incentive Cash Award Plan immediately prior to the Effective Time, the pro rata portion of such employee’s LTI Cash Award under the Long Term Incentive Cash Award Plan.  The index calculation with respect to each LTI Cash Award will be determined using the Merger Consideration in lieu of the stock closing price as provided under the Long Term Incentive Cash Award Plan.

Section 6.10           Company Headquarters.  For a period of not less than six (6) months following the Effective Time, Parent shall maintain the current headquarters of the Company in Alton, Illinois as a divisional headquarters and shall continue to employ at least sixty percent (60%) of the individuals who are employed at such current headquarters as of immediately prior to the Effective Time.

Section 6.11           SEC Filings.  Each of Parent and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

Section 6.12           Fees and Expenses.  Except as otherwise contemplated in Section 6.5 or Section 8.6, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except for Expenses incurred, other than attorneys’ fees, in connection with the filing of the premerger Notification and Report Forms relating to the Merger under the HSR Act and except for filing, printing and mailing fees incurred in connection with the filing, printing and mailing of the Proxy Statement, which shall be shared equally by the Company and Parent.  As used in this Agreement, “Expenses” includes all expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement, and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

Section 6.13           Obligations of Merger Sub.  Parent will take all action necessary to cause Merger Sub (i) to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (ii) not to conduct any business prior to the Effective Time other than in connection with the Merger and the transactions contemplated by this Agreement.

Section 6.14           Stock Delisting.  The parties shall use their reasonable best efforts to cause the Surviving Corporation to cause the Company Common Stock to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.15           Antitakeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, each of Parent and the Company and their respective boards of directors shall, subject to their fiduciary duties under applicable Law, grant such approvals and take such actions as are necessary so that the Merger and such transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger and such transactions.

Section 6.16           Control of the Company’s Operations.  Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time.

Section 6.17           Financing.  (a)  Parent shall obtain and effectuate the Financing and shall keep the Company apprised of all developments that would materially affect or delay the Financing.  Parent shall not, or permit any of its subsidiaries to, without the prior written consent of the Company, take any action or enter into any transaction, including, without limitation, any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to materially impair, materially delay or prevent the Financing.  Parent shall not amend or alter, or agree to amend or alter the Commitment Letter in any manner that would materially impair, materially delay or prevent the Merger or the Financing without the prior written consent of the Company.  In the event that the Commitment Letter shall expire or be terminated for any reason, Parent shall promptly notify the Company of such event and the reasons therefor.

(b)           In the event that at the time the conditions set forth in Article VII shall otherwise be satisfied or waived or susceptible of satisfaction at Closing there shall exist (or have occurred within the prior month) a substantial disruption or substantial volatility in the capital markets globally or in the United States, Parent may elect to delay the Closing for a reasonable period not to exceed thirty (30) days (the “Extension Period”) in order to permit the cessation or amelioration of such disruption or volatility, provided that Parent may not so elect unless Parent shall, concurrent with the making of such election, deliver to the Company a written acknowledgement that from and after the date on which Parent makes such election all conditions set forth in Sections 7.1 and 7.2 shall be deemed satisfied and Parent shall not at any time thereafter assert that any such condition has not been satisfied.  As used herein, the term “Extension Date” shall mean a business day within such Extension Period selected by Parent, provided that in no event shall the Extension Date be a date after December 31, 2005.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1             Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

(a)           This Agreement shall have been approved and adopted by the Company Requisite Vote.

(b)           Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted without limitation, restriction or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (after giving effect to the Merger).

(c)           There shall not be in effect any Law (including, without limitation, any Gaming Law) of any Governmental Entity (including, without limitation, any Gaming Authority) of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction that has or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (after giving effect to the Merger), and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Law.

(d)           Parent, Merger Sub and the Company shall have obtained each consent, approval or waiver required to be obtained from any Gaming Authority under any Gaming Law in connection with the Merger and the other transactions contemplated hereby (including the Financing).

Section 7.2             Conditions to the Obligations of Parent and Merger Sub.  The respective obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent and Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a)           The representations and warranties of the Company contained herein, to the extent qualified by materiality or Company Material Adverse Effect, shall have been true and, to the extent not qualified by materiality or Company Material Adverse Effect, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

(b)           The Company shall have performed or complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)           Since the date of this Agreement, there shall have been no event which, individually or in the aggregate, results in or would reasonably be expected to result in a Company Material Adverse Effect.

(d)           The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the President or any Vice President of the Company (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b).

(e)           Holders of not more than ten percent (10%) of the outstanding Shares shall have properly demanded appraisal rights for their Shares under the DGCL.

Section 7.3             Conditions to the Obligations of the Company.  The obligation of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a)           The representations and warranties of Parent and Merger Sub contained herein, to the extent qualified by materiality or Parent Material Adverse Effect, shall have been true and, to the extent not qualified by materiality or Parent Material Adverse Effect, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

(b)           Parent shall have performed or complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)           Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the President or any Vice President of Parent (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Section 7.3(a) and 7.3(b).

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

Section 8.1             Termination by Mutual Agreement.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

Section 8.2             Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

(a)           the Merger shall not have been consummated on or before November 3, 2005, whether such date is before or after the date of approval of the Merger by the Company Requisite Vote (as may be extended as hereinafter provided, the “Termination Date”); provided, however, that if either Parent or the Company determines that additional time is necessary in connection with obtaining any consent, registration, approval, permit or authorization required to be obtained from any Gaming Authority, or in order to comply with the terms of any such consent, registration, approval, permit or authorization to the extent that such compliance is required to occur prior to the Effective Time, the Termination Date may be extended by Parent or the Company from time to time by written notice to the other party to a date not beyond December 31, 2005;

(b)           the Company Requisite Vote shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof;

(c)           any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by the Company Requisite Vote); or

(d)           any Governmental Entity shall have failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in Section 7.1(b) or 7.1(d), as applicable, and (i) such denial of a request to issue such order, decree, ruling or take such other action shall have been final and nonappealable or (ii) such order, decree, ruling or other action is not reasonably likely to be issued or taken prior to December 31, 2005;

provided, however, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

Section 8.3             Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board:

(a)           prior to the Company Requisite Vote, if the Company Board shall have approved, and the Company shall have concurrently entered into, a definitive agreement providing for the implementation of a Superior Proposal (a “Superior Proposal Agreement”), so long as such action is in full compliance with and not prohibited by Section 6.6 and the Company notifies Parent, in writing, promptly and at least two (2) business days prior to such termination, of its intention to enter into such a Superior Proposal Agreement, attaching the most current draft of such Superior Proposal Agreement (or a description of all material terms and conditions thereof), Parent does not make, within two (2) business days of receipt of such written notification, a written offer that the Company Board determines, in good faith, after consultation with its financial advisers, is at least as favorable to the stockholders of the Company as such Superior Proposal and the Company prior to or concurrently with such termination pursuant to this Section 8.3(a) pays to Parent in immediately available funds any amount required to be paid at such time pursuant to Section 8.6(b);

(b)           if there is a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured (or, if curable, the breaching party shall not be diligently attempting to cure such breach after written notice of such breach by the terminating party) and would cause a condition set forth in Section 7.3(a) or 7.3(b) to be incapable of being satisfied as of the Termination Date; or

(c)           upon written notice to Parent if the Commitment Letter shall have expired or have been terminated or prior to the end of any calendar quarter ending after June 30, 2005 the Company requests Parent to deliver to the Company a certificate pursuant to this Section 8.3(c) and Parent does not within thirty (30) days of the date of such request, deliver a certificate of Parent signed by a responsible officer stating that the Commitment Letter is in full force and effect and that, after inquiry of the Financing Sources, Parent does not know of any facts that would reasonably be expected to materially impair, materially delay or prevent the consummation of the Financing; provided, however, that the right to terminate this Agreement under this Section 8.3(c) shall not be available to the Company unless within ten (10) days of receiving written notice by the Company of its intention to terminate this Agreement under this Section 8.3(c), Parent does not (A) secure an extension of the Commitment Letter (if expired or terminated), (B) secure an amendment of the Commitment Letter that allows it to deliver the certificate referenced in this Section 8.3(c), or (C) secure a commitment letter or definitive agreement for alternative financing from reputable financing sources in an amount sufficient to consummate the Merger.  Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 8.3(c) shall not be available to the Company if it has breached in any material respect any of its obligations, representations or warranties under this Agreement in a manner that materially contributed to Parent’s inability to deliver the certificate referenced in this Section 8.3(c).

Section 8.4             Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Parent Board:

(a)           if the Company (i) enters into a Superior Proposal Agreement or (ii) the Company Board breaches the provisions of Section 6.6(c) or (iii) recommends to the stockholders of the Company an Acquisition Proposal or shall have resolved to do so; or

(b)           if there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Sections 7.2(a) or 7.2(b) to be incapable of being satisfied as of the Termination Date (or, if curable, the breaching party shall not be diligently attempting to cure such breach after written notice of such breach by the terminating party).

Section 8.5             Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than the third sentence of Section 6.5(e), this Section 8.5, Sections 5.2(c), 6.12 and 8.6 and Article IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement.

Section 8.6             Termination Amount and Expenses.

(a)           Except as set forth in Section 6.5 or this Section 8.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 6.12.

(b)           The Company agrees that, if

(i)    the Company shall terminate this Agreement pursuant to Section 8.3(a); or

(ii)   Parent shall terminate this Agreement pursuant to Section 8.4(a); or

(iii)  this Agreement shall be terminated pursuant to Section 8.2(a) following receipt by the Company of an Acquisition Proposal that has become publicly known and within seven (7) months of such termination the Company enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal pursuant to which the stockholders of the Company receive or will receive pursuant to the terms of such definitive agreement cash or securities having an aggregate value in excess of $47 per Share (provided that for purposes of this Section 8.6(b)(iii), each reference to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed a reference to “fifty percent (50%)”); or

(iv)  this Agreement shall be terminated pursuant to Section 8.2(b) following receipt by the Company of an Acquisition Proposal that has become publicly known prior to the Company Stockholder Meeting and within seven (7) months of such termination the Company enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal pursuant to which the stockholders of the Company receive or will receive pursuant to the terms of such definitive agreement cash or securities having an aggregate value in excess of $47 per Share (provided that for purposes of this Section 8.6(b)(iii), each reference to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed a reference to “fifty percent (50%)”), then the Company shall pay to Parent on or before the Termination Payment Date a termination fee in an amount equal to $49,500,000 (the “Termination Amount”).  As used in this Agreement, “Termination Payment Date” shall mean (A) in the case of a termination pursuant to Section 8.3(a) or Section 8.4(a)(i), prior to or simultaneously with such termination, (B) in the case of a termination pursuant to Section 8.4(a)(ii) or (iii), within ten (10) business days after such termination, and (C) in the case of a termination pursuant to Section 8.2(a) or Section 8.2(b), within two (2) business days after any entry into a definitive agreement with respect to, or any consummation of, any Acquisition Proposal, under the circumstances described in Section 8.6(b)(iii) or (iv), as applicable.

(c)           Each of Parent and the Company agrees that the payments provided for in this Section 8.6 shall be the sole and exclusive remedy of the parties upon a termination of this Agreement pursuant to Article VIII, and such remedy shall be limited to the payments stipulated in this Section 8.6; provided, however, that nothing in this Agreement shall relieve any party hereto of any liability or damages resulting from any willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

(d)           Any payment required to be made pursuant to this Section 8.6 shall be made on the requisite payment date by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable.

Section 8.7             Amendment.  This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Company Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 8.8             Extension; Waiver.  At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Merger Sub shall together be deemed one party and the Company shall be deemed the other party) may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.1             Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.  This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2             Entire Agreement; Assignment.

(a)           This Agreement (including any exhibits, schedules and annexes to this Agreement), the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

(b)           Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise.  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.3             Notices.  All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (a) five (5) business days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by facsimile; provided, that the fax is promptly confirmed by telephone confirmation thereof, (c) when delivered, if delivered personally to the intended recipient, or (d) one (1) business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

if to Parent or
to Merger Sub, to:		825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610
	Attention:	Peter M. Carlino
Chief Executive Officer
Facsimile: (610) 373-4966

with a copy to:		Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Thomas H. Kennedy, Esquire
Facsimile: (917) 777-2526

if to the Company, to:		219 Piasa Street
Alton, Illinois 62002
	Attention:	Richard J. Glasier
President & Chief Executive Officer
Facsimile: (618) 474-7693

with a copy to:		Davis Polk & Wardwell
450 Lexington Ave.
New York, New York 10017
Attention: John J. McCarthy, Jr., Esquire
Facsimile: (212) 450-3800

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

Section 9.4             Governing Law; Consent to Jurisdiction.  This Agreement and the legal relations among the parties hereto shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to its conflict of laws rules.  Each party to this Agreement hereby irrevocably and unconditionally (a) agrees that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (b) consents to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (c) agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding clause, (d) waives any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (e) waives, and agrees not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum or is subject to a jury trial.

Section 9.5             Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.6             Parties in Interest.  Subject to Section 9.2(b), this Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (including, without limitation, past, current or future equity holders or employees of the Company) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.7             Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.8             Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.9             Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.10           Interpretation.

(a)           The words “hereof,” “herein,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.

(b)           The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 3, 2004.

(c)           The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.11           Definitions.

(a)           “Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity.

(b)           “Code” means the Internal Revenue Code of 1986, as amended.

(c)           “Company Material Adverse Effect” means any change, condition, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its subsidiaries taken as a whole or the ability of the Company to perform its obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby; provided, however, that no changes, circumstances or effects arising from or attributable to

(i)    general economic, political or regulatory conditions (A) including any proposed or adopted Law of general applicability or any other proposal, enactment or action of general applicability of any Governmental Entity but (B) excluding any Law or any other action taken by any Governmental Entity which is not an Excluded Action and either:

(1)           is specifically directed at the Company or

(2)           prior to the receipt of the Company Requisite Vote, has a disproportionate effect on the Company relative to other participants in the gaming industry in the state to which such Law or other action applies;

(ii)   any changes in GAAP or interpretations thereof;

(iii)  conditions in the stock or other financial markets generally;

(iv) conditions that affect the gaming industry generally to the extent that such conditions either (A) do not have an effect on the Company prior to the receipt of the Company Requisite Vote that is disproportionate relative to the effect such conditions have on other participants in the gaming industry in the states in which the Company conducts gaming operations or (B) have any effect on the Company following the receipt of the Company Requisite Vote; or

(v)   the taking of any action contemplated by this Agreement or the announcement of the existence or terms of this Agreement or the transactions contemplated hereby shall, in any such case, be deemed to constitute, create or cause a Company Material Adverse Effect.

(d)           “Excluded Action” means (i) any adoption or enactment of any Law or any other action of any Governmental Entity that permits or would permit gaming activities in the state of Kansas, Kentucky or Ohio or (ii) any grant of, or any proposal to grant, any license or other permission to conduct gaming activities in any state in which the Company conducts gaming operations or otherwise increase the type or volume of gaming activities permitted in any state in which the Company conducts gaming operations.

(e)           “Gaming Authority” means any Governmental Entity with regulatory control or jurisdiction over the conduct of lawful gaming or gambling, including, without limitation, the Alcohol and Gaming Commission of Ontario, the Colorado Division of Gaming, the Colorado Limited Gaming Control Commission, the Illinois Gaming Board, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Louisiana Gaming Control Board, the Maine Harness Racing Commission, the Maine Gambling Control Board, the Mississippi Gaming Commission, the Mississippi State Tax Commission, the Missouri Gaming Commission, the New Jersey Racing Commission, the Pennsylvania State Horse Racing Commission, the Pennsylvania State Harness Racing Commission, the West Virginia Racing Commission and the West Virginia Lottery Commission.

(f)            “Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to the current (or, in the case of the Company and its subsidiaries, contemplated) manufacturing, distribution, casino gambling and gaming activities and operations of the Company and Parent and their respective subsidiaries, including, without limitation, the Ontario Gaming Control Act and the rules and regulations promulgated thereunder, the Illinois Riverboat Act and the rules and regulations promulgated thereunder, Indiana Code 4, Article 33 and the rules and regulations promulgated thereunder, Iowa Code Section 99F and the rules and regulations promulgated thereunder, the Colorado Limited Gaming Act and the rules and regulations promulgated thereunder, the Louisiana Riverboat Economic Development and Gaming Control Act and the rules and regulations promulgated thereunder, 8 Maine Revised Statutes Chapter 11 (Harness Racing) and the Maine “Governor’s Gambling Control Legislation” (PL 2003, Chapter 687) and the rules and regulations promulgated thereunder, the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder, Missouri Revised Statutes §313 and the rules and regulations promulgated thereunder, the New Jersey Racing Act of 1940 and the rules and regulations promulgated thereunder, the Pennsylvania Racing Act and the rules and regulations promulgated thereunder, the West Virginia Horse and Dog Racing Act and the rules and regulations promulgated thereunder and the West Virginia Racetrack Video Lottery Act and the rules and regulations promulgated thereunder and all applicable local rules and ordinances.

(g)           “know” or “knowledge” means, with respect to any party, the actual knowledge of any executive officer or director of such party.

(h)           “lease” means any lease of property, whether real, personal or mixed, and all amendments thereto, and shall include without limitation all use of occupancy agreements.

(i)            “Parent Material Adverse Effect” means any change, condition, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects is or is reasonably likely to have a material adverse effect on (i) the business, assets, results of operations, or financial condition of Parent and its subsidiaries taken as a whole (giving effect, for purposes of Section 6.5(d), to the consummation of the Merger and reflecting the business, assets, results of operations or financial condition of the Company and its subsidiaries) or (ii) the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby.

(j)            “Permitted Exceptions” means (i) Liens for current Taxes or other governmental charges not yet due and payable or delinquent, the amount or validity of which is being contested in good faith by appropriate proceedings or which may thereafter be paid without penalty, (ii) such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as are not, individually or in the aggregate, material in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of any property subject thereto or affected thereby, (iii) Liens securing debt for borrowed money of the underlying fee owner where the Company or a subsidiary of the Company or Parent or a subsidiary of Parent, as the case may be, is a lessee, (iv) levies not at the time due or which are being contested in good faith by appropriate proceedings, (v) mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days, (vi) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, (vii) purchase money security interests for gaming equipment, (viii) Liens arising under any existing agreement of the Company or any of its subsidiaries for borrowed money or any indenture to which the Company or any of its subsidiaries is a party and which is a Material Contract and (ix) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any property subject thereto or affected thereby.

(k)           “person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(l)            “real property” means all of the fee estates and buildings and other fixtures and improvements thereon, leasehold interests, easements, licenses, rights to access, rights-of-way, and other real property interests which are owned or used by the Company or any of its subsidiaries, as of the date hereof, in the operations of the business of the Company or any of the Company’s subsidiaries, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

(m)          “subsidiary” means, when used with reference to any person, any corporation or other organization or entity, whether incorporated or unincorporated, (i) of which such person or any other subsidiary of such person is a general or managing partner or (ii) the outstanding voting securities or interests of, which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or entity, or which otherwise constitutes 50% or more of the voting or economic interest in such corporation, organization or entity, is directly or indirectly owned or controlled by such person or by any one or more of its subsidiaries.

(n)           “Superior Proposal” means a bona fide, unsolicited, written Acquisition Proposal (except that for purposes of this definition each reference to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed a reference to “fifty percent (50%)”) other than from Parent or its subsidiaries on terms which a majority of the members of the Company Board determine in their good faith judgment (after consultation with the Company Financial Advisor or other nationally-recognized independent financial advisors) and after taking into account all legal, financial, regulatory and other material aspects of the Acquisition Proposal, will result in terms that are more favorable from a financial point of view to the Company’s stockholders than the Merger (giving effect to any written proposal by Parent to amend the terms of the Merger) and is reasonably likely to be consummated.

Section 9.12           Disclosure Schedules.

(a)           The parties acknowledge and agree that the inclusion of any items or information in the Company Disclosure Schedule that are not required by this Agreement to be so included is solely for the convenience of Parent, the disclosure by the Company of any matter in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement by the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, if any section of the Company Disclosure Schedule lists an item or information in such a way as to make its relevance to the disclosure required by another section of the Company Disclosure Schedule readily apparent, the matter shall be deemed to have been disclosed in such other section, notwithstanding the omission of an appropriate cross-reference to such other section, headings have been inserted in the sections of the Company Disclosure Schedule for convenience of reference only and the Company Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company except as and to the extent provided in this Agreement.

(b)           The parties acknowledge and agree that the inclusion of any items or information in the Parent Disclosure Schedule that are not required by this Agreement to be so included is solely for the convenience of the Company, the disclosure by Parent of any matter in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement by the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, if any section of the Parent Disclosure Schedule lists an item or information in such a way as to make its relevance to the disclosure required by another section of the Parent Disclosure Schedule readily apparent, the matter shall be deemed to have been disclosed in such other section, notwithstanding the omission of an appropriate cross-reference to such other section, headings have been inserted in the sections of the Parent Disclosure Schedule for convenience of reference only and the Parent Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties of Parent except as and to the extent provided in this Agreement.

Section 9.13           Joint and Several Liability.  Parent and Merger Sub hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PENN NATIONAL GAMING, INC.

By:	/s/ Peter M. Carlino
	Name:	Peter M. Carlino
	Title:	Chief Executive Officer

THOROUGHBRED ACQUISITION CORP.

By:	/s/ Peter M. Carlino
	Name:	Peter M. Carlino
	Title:	Chief Executive Officer

ARGOSY GAMING COMPANY

By:	/s/ Richard J. Glasier
	Name:	Richard J. Glasier
	Title:	President & Chief Executive Officer